Exhibit 10.1

Description of Verbal Management Consulting Agreement Between
Emerging Growth Acquisitions I, Inc. and Amit Tandon

On July 30, 2010, Mr. Tandon, the President and sole director of the Company, verbally agreed to provide funding to cover the costs of investigating and analyzing business combinations for the next 12 months and beyond, until the Company is engaged in business activities that provide cash flow sufficient to cover the costs of investigating and analyzing business combinations. We currently have no written contractual agreements in place with Mr. Tandon to provide such funding. During the next 12 months, Mr. Tandon has agreed to cover costs including, but not limited to, the filing of Exchange Act reports, and consummating an acquisition. At this time we do not have the funds to pay for these filings and do not have any written agreement to raise funds to cover these expenses. However, we believe we will be able to meet these costs with funds provided by Mr. Tandon. At such time that the Company has the ability to cover the costs of investigating and analyzing business combinations with cash flow from operations, Mr. Tandon will no longer be obligated to cover such costs.